ROSETTA RESOURCES ANNOUNCES APPROVAL OF PARTIAL TRANSFER
AND RELEASE AGREEMENT WITH CALPINE CORPORATION

HOUSTON and NEW YORK, Sep 12, 2007 (PrimeNewswire via COMTEX News Network) -- Rosetta Resources, Inc. (Nasdaq:ROSE) announced that the bankruptcy court yesterday approved the Partial Transfer and Release Agreement (PTR Agreement) dated Aug. 3, 2007, between Rosetta and Calpine.
The PTR agreement states Calpine will firmly place legal title in Rosetta's name, as of the date of the original transaction, for a number of oil and gas properties that Calpine had conveyed or agreed to convey but which still had ongoing title issues.

Specifically, the bankruptcy court's approval of the PTR Agreement authorizes and approves Calpine's implementation of the business solution negotiated by the parties, without prejudice to their other outstanding claims or defenses, as follows:

- Rosetta will enter into a new natural gas marketing agreement with Calpine extending until June 30, 2009. This agreement is subject to an earlier termination right by Rosetta upon the occurrence of certain actions by Calpine.
- Calpine has executed and will now deliver to Rosetta documents that resolve title issues pertaining to certain oil and gas properties located in the Gulf of Mexico, California and Wyoming (the "Properties").
- Rosetta will assume all Calpine's rights and obligations for an audit by the California State Lands Commission on part of the Properties.
- Rosetta will assume all rights and obligations for the Properties, including all plugging and abandonment liabilities.
"This partial settlement as now approved by the bankruptcy court, represents a positive step forward for our company, as it resolves certain title issues on properties included in the original transaction," said Charles Chambers, president and CEO of Rosetta Resources. "However, this partial settlement does not resolve any of the issues raised by Calpine in its fraudulent conveyance claim, which remains pending. We will work diligently to pursue the significant outstanding matters with Calpine and maintain our focus on delivering solid operational results. While this agreement reflects positive cooperation between Calpine and Rosetta, we will still vigorously defend against Calpine's claims in the fraudulent conveyance action."

About Rosetta

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit http://www.rosettaresources.com.

The Rosetta Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3139

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

This news release was distributed by PrimeNewswire, www.primenewswire.com

SOURCE: Rosetta Resources Inc.

Rosetta Resources Inc.
          Investor Contact:
          Michael J. Rosinski, Executive Vice President and
           Chief Financial Officer
          (713) 335-4037
          rosinskim@rosettaresources.com

          Pierpont Communications
          Media Contact:
          Clint Woods, Vice President
          (713) 627-2223 x 1119
          cwoods@piercom.com